Exhibit 3.12

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:38 PM 05/25/2004
FILED 04:36 PM 05/25/2004
SRV 040387690 - 3807935 FILE

CERTIFICATE OF FORMATION

OF

ANGLO-SUISSE OFFSHORE PIPELINE PARTNERS, LLC

I, the undersigned natural person of the age of eighteen years or more, acting as an authorized person of a limited liability company under the Delaware Limited Liability Company Act, as amended, do hereby submit the following Certificate of Formation for such limited liability company:

ARTICLE I

The name of the limited liability company is Anglo-Suisse Offshore Pipeline Partners, LLC.

ARTICLE II

The address of the limited liability company’s initial registered agent in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its initial registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, I have hereunto set my hand this 25th day of May, 2004.

Authorized Person
Gilles E. Labbé